Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 6th day of July, 2010, between Activision Publishing, Inc. (the “Employer”), a subsidiary of Activision Blizzard, Inc. (“Activision Blizzard” and, together with its subsidiaries, the “Activision Blizzard Group”), and Eric Hirshberg (“you”).

RECITAL

The Employer desires to employ you, and you desire to be so employed by the Employer, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Employer and you hereby agree as follows:

1.             Term of Employment

(a)           The term of your employment under this Agreement (the “Term”) shall commence on September 1, 2010 (the “Effective Date”) and shall end on December 31, 2015 (the “Expiration Date”) (or such earlier date on which your employment is terminated under Section 9).  Except as set forth in Section 11(s), upon the Expiration Date (or such earlier date on which your employment is terminated) all obligations and rights under this Agreement shall immediately lapse.

(b)           You and the Employer each agree to provide the other with at least six (6) months notice of any intent not to continue your employment following the Expiration Date.   If your employment continues beyond the Expiration Date, you shall be an at-will employee whose employment may be terminated by either party to this Agreement at any time for any reason.

2.             Compensation

(a)           Subject to the provisions of this Agreement, in full consideration for all rights and services provided by you under this Agreement you shall receive only the compensation set forth in this Section 2 and in Section 10 below.

(b)           Commencing on the Effective Date, you shall receive an annual base salary (“Base Salary”) of $750,000.00, which shall be paid in accordance with the Employer’s payroll policies.  Your Base Salary shall be reviewed periodically and may be increased at any time by an amount determined by the Employer, in its sole and absolute discretion, subject to the last sentence of this Section 2(b).  The Employer’s regular periodic review of executive base salaries usually occurs in the first quarter of each calendar year.  Beginning at such review in 2011, and continuing at each such annual review thereafter during the Term, your cumulative Base Salary increases shall not be less than 5% per annum, pro rated for 2010 and for every other period not equal to one year, from the Effective Date.

(c)           (i) You may be eligible to receive an annual discretionary bonus (the “Annual Bonus”), including for the portion of 2010 occurring after the Effective Date.  Your target Annual Bonus for each calendar year will be one hundred percent (100%) of your Base Salary (prorated for 2010).  In all instances, the actual amount of the Annual Bonus, if any, shall be determined by the Employer, in its sole and absolute discretion, and may be based on, among other things, the portion of the year falling in the Term, your overall performance and the performance of the Employer, Activision Blizzard and the Activision Blizzard Group.  The Annual Bonus, if any, will be paid at the same time bonuses for that year are generally paid to other executives, but in no event earlier than the first day of the first month, or later than the 15th day of the third month, of the year following the year to which the Annual Bonus relates.  Except as otherwise set forth herein, you must remain continuously employed by the Activision Blizzard Group through the date on which an Annual Bonus, if any, is paid to be eligible to receive such Annual Bonus.

(ii)  If you (x) meet your AOP Targets (as defined below) for a calendar year, (y) do not receive notice prior March 1 of the immediately following year that you will receive an Annual Bonus equal to at least the target amount of your Annual Bonus for such year, and (z) notify the Employer of your voluntary resignation of employment with the Employer not later than March 8 of such immediately following year, then you shall receive an amount equal to the greater of (x) the excess of: (I) the sum of (your starting Base Salary plus your starting target Annual Bonus plus half of the amount of your Sign-On Bonus) multiplied by 3.8 (the “Formula Amount”), over (II) your Modified Earned Compensation (as defined below) as of your Termination Date and (y) the Base Salary that would have been required to be paid for the remainder of the Term, in a lump sum not later than March 15 of such immediately following year.  The annual operating plan objectives for the Company are determined by the Board of Directors in conjunction with management, and, as used in this Agreement, the term “AOP Targets” means the annual operating plan objectives established for you by the Chief Executive Officer and approved by the Board of Directors and the Compensation Committee of the Board of Directors.  During the course of determining the annual operating plan objectives, you will have the opportunity to provide your comments and input to management regarding these objectives.  Your AOP Targets will reflect your position, including any change in your position (mid-year or otherwise), and other relevant facts and circumstances.  As used in this Agreement, the term “Modified Earned Compensation” means your Earned Compensation as of the applicable measuring date (as defined below) but taking into account only $1 million of the Sign-On Bonus.

(d)         Subject to the approval of the Compensation Committee of the Board of Directors of Activision Blizzard (the “Compensation Committee”), Activision Blizzard will grant to you a non-qualified stock option to purchase 350,000 shares of Activision Blizzard’s common stock (the “Option”), 540,000 restricted share units (“RSUs”), and 300,000 performance share units, which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “Performance Share Units” and collectively with the Option and RSUs, the “Equity Awards”).

(i)            The Option will vest in five equal annual installments commencing on the first anniversary of the Effective Date.  The Spread (as defined below) will be determined as of the earlier to occur of (1) the Expiration Date or (2) your Termination Date (such earlier date, the “Exercise Date”).  To the extent not vested on the Exercise Date, the Option shall be forfeited and cancelled.  Subject to Section 10(e), the amount of Spread attributable to the vested portion of the Option shall be paid after, but not more than 30 days after, the Exercise Date.  Settlement may be in cash or shares of Activision Blizzard common stock, at the discretion of the Employer.  If settlement is in cash, interest shall be credited at 120% of the short-term applicable federal rate determined pursuant to Section 7872 of the Code, compounded annually from the Exercise Date through the date of payment.  For these purposes “Spread” shall mean the excess of the aggregate Fair Market Value (as defined by the Compensation Committee, “Fair Market Value”) of the shares subject to the Option over the aggregate exercise price of the Option, on the Exercise Date.

(ii)           One-fifth of the RSUs will vest on the day prior to each anniversary of the first five anniversaries of the Effective Date, subject to your remaining employed by the Activision Blizzard Group through such vesting date.

(iii)          The Performance Share Units will vest in equal installments on each of March 15, 2012, March 15, 2013, March 15, 2014, March 15, 2015, and March 10, 2016 if (and only if) your AOP Targets for that fiscal year are achieved, and subject to your remaining employed by Activision Blizzard Group through such vesting date.  Shares of Activision Blizzard common stock earned upon the vesting of Performance Share Units will be delivered to you on the earlier to occur of (x) March 10, 2016 and (y) five days after your Termination Date.

You acknowledge that the grant of Equity Awards pursuant to this Section 2(d) is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants.  The Equity Awards shall be subject to all terms of the equity incentive plan pursuant to which they are granted (the “Incentive Plan”) and the award agreement pursuant to which they are granted.  In the event of a conflict between this Agreement and the terms of the Incentive Plan or award agreements, the Incentive Plan or the award agreements, as applicable, shall govern.

(e)           Within three weeks of the Effective Date, the Employer will provide you with a sign on bonus to compensate you for the bonus earned and owed to you by your current employer (the “Sign-On Bonus”) in the amount of $2,000,000.00 (less applicable taxes and withholdings), provided that this bonus will only be earned and payable if you commence employment with the Employer on the Effective Date.

(f)            If your employment with the Employer has not terminated prior to, and does not terminate on, the Expiration Date, and you have achieved your AOP Targets for at least four of the five fiscal years commencing after the Effective Date and terminating on or prior to the Expiration Date, then you shall be entitled to receive an amount equal to the excess of: (I) two times the Formula Amount, over (II) your Earned Compensation as of the Expiration Date.  Such amount shall be paid in 2016 and not later than March 15, 2016.  The term “Earned Compensation” means, as of the Expiration Date or the Termination Date, as applicable, the amount of all payments and the value of all benefits provided, or to be provided, to you or your designee in consideration for your services for the Employer through the earlier of the

Termination Date or the Expiration Date, including without limitation any amount payable pursuant to Section 10 hereof.  Except as hereinafter provided, such amount and value shall be determined as of the Termination Date or the Expiration Date, as applicable.  In regard to Equity Awards, the Earned Compensation related to (x) the Option will be the Spread; (y) the RSUs will be based on the Fair Market Value of shares of stock at the time that they vest; and (z) the Performance Share Units will be based on the Fair Market Value of the shares of stock at the time they are delivered to you.  In regard to your participation in a 401(k) or similar deferred compensation plan, the Earned Compensation will be the amounts credited to your account (and for purposes of clarity, employee contributions will not be double-counted, nor shall any other consideration).

3.             Title; Location

During the Term, you shall serve as Chief Executive Officer of Activision Publishing, Inc.  However, you agree that after the Term shall have commenced and following discussion with the chief executive officer of Activision Blizzard about a change, you may instead be assigned to serve in such other C-level executive position with Activision Blizzard as the chief executive officer of Activision Blizzard shall determine.  Your principal place of business initially shall be the Employer’s headquarters in Santa Monica, California; provided, however, that you acknowledge and agree that you may be required to travel from time to time for business reasons.

4.             Duties

You shall report directly to the Chief Operating Officer of Activision Blizzard (or such other executive of Activision Blizzard as may be determined from time to time by it in its sole and absolute discretion) and shall have such duties commensurate with your position as may be assigned to you from time to time by the Chief Executive Officer or Chief Operating Officer of Activision Blizzard (or, as applicable, such other executive designated by the Employer).  You are also required to read, review and observe all of the Activision Blizzard Group’s policies, procedures, rules and regulations in effect from time to time during the Term that apply to employees of the Employer, including, without limitation, the Code of Business Conduct and Ethics, as amended from time to time.  You shall devote your full-time working time to the performance of your duties hereunder, shall faithfully serve the Employer, shall in all respects conform to and comply with the lawful directions and instructions given to you by the Chief Operating Officer of Activision Blizzard (or such other executive of the Activision Blizzard Group as may be determined from time to time by the Employer in its sole and absolute discretion) and shall use your best efforts to promote and serve the interests of the Activision Blizzard Group.  Further, you shall at all times place the Employer’s interests above your own, not take any actions that would conflict with the Employer’s interests and shall perform all your duties for the Employer with the highest duty of care.  Further, you shall not, directly or indirectly, render services of any kind to any other person or organization, whether on your own behalf or on behalf of others, without the consent of the Chief Operating Officer of Activision Blizzard or otherwise engage in activities that would interfere with your faithful and diligent performance of your duties hereunder; provided, however, that you may serve on civic or charitable boards or engage in charitable activities without remuneration if doing so is not inconsistent with, or adverse to, your employment hereunder.

5.             Expenses

To the extent you incur necessary and reasonable travel or other business expenses in the course of your employment, you shall be reimbursed for such expenses, upon presentation of written documentation in accordance with the Employer’s policies in effect from time to time as applicable to executives of your level.

6.             Other Benefits

(a)           You shall be eligible to participate in all health, welfare, retirement, pension, life insurance, disability, perquisite and similar plans, programs and arrangements generally available to executives of the Employer at your level from time to time during the Term, subject to the then-prevailing terms, conditions and eligibility requirements of each such plan, program, or arrangement.

(b)           You expressly agree and acknowledge that, after the Expiration Date (or such earlier date on which your employment is terminated), you shall not be entitled to any additional benefits, except as specifically provided in this Agreement and the benefit plans in which you participate during the Term, and subject in each case to the then-prevailing terms and conditions of each such plan.

7.             Vacation and Paid Holidays

(a)           You will generally be entitled to paid vacation days in accordance with the generally available vacation policies of the Employer in effect for executives of your level from time to time; provided, however, that you will be entitled to accrue no less than twenty (20) paid vacation days per year unless your vacation balance exceeds the Employer’s then-current maximum.

(b)           You shall be entitled to all paid holidays allowed by the Employer to its full-time employees in the United States.

8.             Protection of the Employer’s Interests

(a)           Duty of Loyalty.  During the Term, you will owe a “Duty of Loyalty” to the Employer, which includes, but is not limited to, you not competing in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with any entity in the Activision Blizzard Group; provided, however, that nothing in this Section 8(a) will limit your right to own up to five percent (5%) of any of the debt or equity securities of any business organization that is then required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(b)           Property of the Activision Blizzard Group.  All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you, whether on your own time or not, alone or with others, during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of the Activision Blizzard Group, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of the Activision Blizzard Group, (iii) were created using the time or resources of the Activision Blizzard Group, or (iv) are based on any property owned or idea conceived by the Activision Blizzard Group, shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Activision Blizzard Group.  You agree to execute, acknowledge and deliver to the Employer, at the Employer’s request, such further documents, including copyright and patent assignments, as the Employer finds appropriate to evidence the Activision Blizzard Group’s rights in such property.  Your agreement to assign to the Activision Blizzard Group any of your rights as set forth in this Section 8(b) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of the Activision Blizzard Group was used, where the invention was developed entirely upon your own time, where the invention does not relate to the Activision Blizzard Group’s business, and where the invention does not result from any work performed by you for the Activision Blizzard Group.

(c)           Covenant Not to Shop.  Other than during the final six (6) months of the Term, you shall not negotiate for employment with any entity or person outside of the Activision Blizzard Group.  During the search process and thereafter you shall remain strictly subject to your continuing obligations under this Agreement, including, without limitation, your Duty of Loyalty, compliance with the Activision Blizzard Group’s policies and your confidentiality obligations.

(d)           Confidentiality.  You acknowledge, and the Employer agrees, that during your employment you will have access to and become informed of confidential and proprietary information concerning the Activision Blizzard Group.  During your employment and at all times following the termination of your employment, confidential or proprietary information of any entity in the Activision Blizzard Group shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment with the Activision Blizzard Group.  Upon the termination of your employment (or at any time on the Employer’s request), you shall return to the Activision Blizzard Group all such information that exists, whether in electronic, written, or other form (and all copies or extracts thereof) under your control and shall not retain such information in any form, including without limitation on any devices, disks or other media.  Without limiting the generality of the foregoing, you acknowledge signing and delivering to the Employer the Employee Proprietary Information Agreement attached as Exhibit A hereto (the “Proprietary Information Agreement”) as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein.

(e)           Return of Property and Resignation from Office.  You acknowledge that, upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request), you will promptly deliver to the Activision Blizzard Group or surrender to the Activision Blizzard Group’s representative all property of any entity in the Activision Blizzard Group, including, without limitation, all documents and other materials (and all copies thereof) relating to the Activision Blizzard Group’s business, all identification and access cards, all contact lists and third party business cards however and wherever preserved, and any equipment provided by any entity in the Activision Blizzard Group, including, without limitation, computers, telephones, personal digital assistants, memory cards and similar devices that you possess or have in your custody or under your control. You will cooperate with the Activision Blizzard Group by participating in interviews to share any knowledge you may have regarding the Activision Blizzard Group’s intellectual or other property with personnel designated by the Activision Blizzard Group.  You also agree to resign from any office held by you within the Activision Blizzard Group immediately upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request) and you irrevocably appoint any person designated as the Activision Blizzard Group’s representative at that time as your delegate to effect such resignation.

(f)            Covenant Not to Solicit.

(i)            During your employment, you shall not, at any time or for any reason, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, representative, equity holder, director, employee, consultant or otherwise, directly or indirectly: (a) offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment or engagement of the Activision Blizzard Group, either for your own account or for any other person, firm or company, any person employed or otherwise engaged by any entity in the Activision Blizzard Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Activision Blizzard Group; or (b) solicit, induce or entice any client, customer, contractor, licensor, agent, supplier, partner or other business relationship of any entity in the Activision Blizzard Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Activision Blizzard Group.

(ii)           For a period of two (2) years following the termination of your employment for any reason whatsoever, you shall not, at any time or for any reason, either alone or jointly, with or on behalf of others, whether as principal, partner, agent, representative, equity holder, director, employee, consultant or otherwise, directly or indirectly solicit the employment or engagement of, either for your own account or for any other person, firm or company, any person employed or otherwise engaged by any entity in the Activision Blizzard Group (or any person who was employed or otherwise engaged by the Activision Blizzard Group during your final ninety (90) days of employment), whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Activision Blizzard Group.

(iii)          During your employment and at all times following the termination of your employment for any reason whatsoever, you shall not, at any time or for any reason, use the confidential, trade secret information of the Activision Blizzard Group or any other unlawful means to directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, supplier, partner or other business relationship of any entity in the Activision Blizzard Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Activision Blizzard Group.

(iv)          You expressly acknowledge and agree that the restrictions contained in this Section 8(f) are reasonably tailored to protect the Activision Blizzard Group’s confidential information and trade secrets and to ensure that you do not violate your Duty of Loyalty or any other fiduciary duty to the Employer, and are reasonable in all circumstances in scope, duration and all other respects. The provisions of this Section 8(f) shall survive the expiration or earlier termination of this Agreement.

9.             Termination of Employment

(a)           By the Employer for Cause.

(i)            At any time during the Term, the Employer may terminate your employment for “Cause,” which shall mean your (i) willful, reckless or gross misconduct, (ii) material breach by you of this Agreement or your Proprietary Information Agreement, which shall continue uncured for a period of 45 days after written notice to you of such material breach consistent with the cure provisions described later in this Paragraph, (iii) conviction of or plea of no contest to a felony or crime involving dishonesty or moral turpitude, (iv) breach of duty of loyalty, or (v) violation of Employer’s corporate governance policies..

(ii)           In the case of any termination for Cause pursuant to clause (iii) of the definition thereof, the Employer shall give you at least thirty (30) days written notice of its intent to terminate your employment.  The notice shall specify (x) the effective date of your termination and (y) the particular acts or circumstances that constitute Cause for such termination.  You shall be given the opportunity within forty-five (45) days after receiving the notice to explain why Cause does not exist or to cure any basis for Cause.  Within fifteen (15) days after any such explanation or cure, the Employer will make its final determination regarding whether Cause exists and deliver such determination to you in writing.  If the final decision is that Cause exists and no cure has occurred, your employment with the Employer shall be terminated for Cause as of the date of termination specified in the original notice.  If the final decision is that Cause does not exist or a cure has occurred, your employment with the Employer shall not be terminated for Cause at that time.

(iii)          If your employment terminates for any reason other than a termination by the Employer for Cause, at a time when the Employer had Cause to terminate you (or would have had Cause if it then knew all relevant facts) your termination shall be treated as a termination by the Employer for Cause.

(b)           By the Employer Without Cause.  The Employer may terminate your employment without Cause at any time during the Term and such termination shall not be deemed a breach by the Employer of any term of this Agreement or any other duty or obligation, expressed or implied, which the Employer may owe to you pursuant to any principle or provision of law.

(c)           By You In Certain Circumstances.  At any time during the Term, you may terminate your employment if, without your written agreement or other voluntary action on your part (I) the Employer reassigns your principal place of business to a location that is more than fifty (50) miles from your principal place of business as of the Effective Date and that materially and adversely affects your commute or (II) you are assigned to serve in a position other than Chief Executive Officer of Activision Publishing, Inc. or in such other C-level executive position with Activision Blizzard as the chief executive officer of Activision Blizzard shall determine; provided, however, that you must (i) provide the Employer with written notice of your intent to terminate your employment under this Section 9(c) and a description of the event you believe gives you the right to do so within thirty (30) days after the initial existence of the event and (ii) the Employer shall have ninety (90) days after you provide the notice described above to cure any such default (the “Cure Period”).  You will have five (5) days following the end of the Cure Period to terminate your employment, after which your ability to terminate your employment under this Section 9(c) will no longer exist.

(d)           Death.  In the event of your death during the Term, your employment shall terminate immediately as of the date of your death.

(e)           Disability.  In the event that you are or become “disabled,” the Employer shall, to the extent permitted by applicable law, have the right to terminate your employment.  For purposes of this Agreement, “disabled” shall mean that either (i) you have a physical or mental impairment that renders you unable to perform the duties required of you under this Agreement, even with the Employer providing you a reasonable accommodation, as determined by a physician selected by the Employer in its sole discretion or (ii) you are receiving benefits under any long-term disability plan of the Employer then in effect.  You shall cooperate and make yourself available for any medical examination requested by the Employer with respect to any determination of whether you are disabled within ten (10) days of such a request.  Without limiting the generality of the foregoing, to the extent provided by the Employer’s policies and practices then in effect, you shall not receive any Base Salary during any period in which you are disabled; provided, however, that nothing in this Section 9(e) shall impact any right you may have to any payments under the Employer’s short-term and long-term disability plans, if any.

10.          Termination of Obligations and Severance Payments

(a)           General.  Upon the termination of your employment pursuant to Section 9, your rights and the Employer’s obligations to you under this Agreement shall immediately terminate except as provided in this Section 10 and Section 11(s), and you (or your heirs or estate, as applicable) shall be entitled to receive any amounts or benefits set forth below (subject in all cases to Sections 10(g), 11(q) and 11(r)).  The payments and benefits provided pursuant to this Section 10 are (x) in lieu of any severance or income continuation protection under any plan of the Activision Blizzard Group that may now or hereafter exist and (y) deemed to satisfy and be in full and final settlement of all obligations of the Activision Blizzard Group to you under this Agreement.  You shall have no further right to receive any other compensation benefits following your termination of employment for any reason except as set forth in this Section 10.

For the purposes of this Agreement, the following terms shall have the following meanings:

“Basic Severance” shall mean payment of (1) any Base Salary earned but unpaid as of the Termination Date; (2) any business expenses incurred but not reimbursed under Section 5 as of the Termination Date; and (3) payment in lieu of any vacation accrued under Section 7 but unused as of the Termination Date.

“Bonus Severance” shall mean payment of:

(i)            an amount equal to the Annual Bonus that the Employer determines, in its sole discretion, you would have received in accordance with Section 2(c)(i) for any year that ended prior to the Termination Date had you remained employed through the date such bonus would have been otherwise been paid; and

(ii)           an amount equal to the Annual Bonus that the Employer determines, in its sole discretion, you would have received in accordance with Section 2(c)(i) for the year in which your Termination Date occurs had you had remained employed through the date such bonus would have been paid, multiplied by a fraction, the numerator of which is the number corresponding to the calendar month in which the Termination Date occurs and the denominator of which is 12, where, for purposes of calculating the amount of such bonus, any goals will be measured by actual performance.

“Termination Date” shall mean the effective date of your termination of employment pursuant to Sections 9(a)-(e).

(b)           Death.  In the event your employment is terminated under Section 9(d):

(i)            Basic Severance.  Your heirs or estate, as the case may be, shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;

(ii)           Lump Sum Payment of Two Times Base Salary.  Your heirs or estate, as the case may be, shall receive payment of an amount equal to two (2) times the Base Salary (at the rate in effect as of the Termination Date) in a lump sum within thirty (30) days following the Termination Date; provided, however, that this amount shall be reduced by any payments to which you become entitled upon death under any Employer-sponsored plan;

(iii)          Bonus Severance.  Your heirs or estate, as the case may be, shall receive payment of the Bonus Severance in a lump sum no later than the 15th day of the third month of the year following the year to which the underlying amount relates; and

(iv)          Impact on Equity Awards.  All outstanding Equity Awards shall cease to vest.  All vested RSUs shall be paid in accordance with their terms.  The Option shall be treated as set forth in Section 2 above.  Any Equity Awards that are not vested as of your Termination Date will be cancelled immediately.

(c)           Termination by the Employer if You Become Disabled.  In the event the Employer terminates your employment under Section 9(e):

(i)            Basic Severance.  You or your legal representative, as the case may be, shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;

(ii)           Salary Continuation.  You or your legal representative, as the case may be, shall receive the payment of an amount equal to the Base Salary (at the rate in effect on the Termination Date) that you would have received had you remained employed through the Expiration Date, which amount shall be paid in equal installments commencing on the first payroll date following the 60th day following the Termination Date in accordance with the Employer’s payroll practices as in effect from time to time, provided that the first such payment shall include any installments relating to the 60 day period following the Termination Date; provided, however, that, to the extent doing so will not result in the imposition of additional taxes under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”), this amount shall be reduced by any payments which you have received or to which you become entitled under any Employer-sponsored long-term disability plan;

(iii)          Bonus Severance.  You or your legal representative, as the case may be, shall receive payment of the Bonus Severance in a lump sum no later than the 15th day of the third month of the year following the year to which the underlying amount relates;

(iv)          Impact on Equity Awards.  All outstanding Equity Awards shall cease to vest.  All vested RSUs shall be paid in accordance with their terms.  The Option shall be treated as set forth in Section 2 above.  Any Equity Awards that are not vested as of your Termination Date will be cancelled immediately; and

(v)           Severance Conditioned Upon Release.  Payments and benefits described in Sections 10(c)(ii) and 10(c)(iii) are conditioned upon your or your legal representative’s execution of a waiver and release in a form prepared by the Employer and promptly provided to you and that release becoming effective and irrevocable in its entirety within 60 days of the Termination Date.  Unless otherwise provided by the Employer, if the release referenced above does not become effective and irrevocable on or prior to the 60th day following the Termination Date, you shall not be entitled to any payments under this Section 10(c) other than the Basic Severance.

(d)           Termination by the Employer Without Cause, by You Under Section 9(c).  In the event the Employer terminates your employment under Section 9(b) or you terminate your employment under Section 9(c):

(i)            Basic Severance.  You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;

(ii)           Minimum Severance.  You or your legal representative, as the case may be, shall receive an amount equal to the greater of (x) the excess of: (I) the Formula Amount over (II) your Modified Earned Compensation as of your Termination Date and (y) the Base Salary that would have been required to be paid for the remainder of the Term.  Such amount shall be paid in the year after the year in which occurs your Termination Date, but prior to March 15 of such year;

(iii)          Bonus Severance.  You or your legal representative, as the case may be, shall receive payment of the Bonus Severance in a lump sum no later than the 15th day of the third month of the year following the year to which the underlying amount relates;

(iv)          Impact on Equity Awards.  All outstanding Equity Awards shall cease to vest.  All vested RSUs shall be paid in accordance with their terms.  The Option shall be treated as set forth in Section 2 above.  Any Equity Awards that are not vested as of your Termination Date will be cancelled immediately; and

(v)           Severance Conditioned Upon Release.  Payments and benefits described in Sections 10(d)(ii)  and 10(d)(iii) are conditioned upon your or your legal representative’s execution of a waiver and release in a form prepared by the Employer and promptly provided to you and that release becoming effective and irrevocable in its entirety within 60 days of the Termination Date.  Unless otherwise provided by the Employer, if the release referenced above does not become effective and irrevocable on or prior to the 60th day following the Termination Date, you shall not be entitled to any payments under this Section 10(d) other than the Basic Severance.

(e)           Termination by the Employer For Cause.  In the event your employment is terminated by the Employer under Section 9(a), then:

(i)            Basic Severance.  You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan; and

(ii)           Impact on Equity Awards.  All outstanding Equity Awards shall cease to vest and, whether or not vested, shall no longer be exercisable and shall be cancelled immediately.

(f)            Termination on the Expiration Date.   In the event your employment terminates on the Expiration Date, then:

(i)            Basic Severance.  You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;

(ii)           Performance Payment.  If you have achieved your AOP Targets for at least four of the five fiscal years commencing after the Effective Date and terminating on or prior to the Expiration Date, you shall also receive an amount equal to: (I) two times the Formula Amount, minus (II) your Earned Compensation as of the Expiration Date.  Such amount shall be paid in 2016 and prior to March 15, 2016.  For purposes of clarity, if your employment terminates for any reason (including your voluntary resignation in violation of your obligations under this Agreement) prior to the Expiration Date, or continues after the Expiration Date, you will not receive any payment pursuant to this provision;

(iii)          Impact on Equity Awards.  All outstanding Equity Awards, unless provided for otherwise in Paragraph 2(d) above, shall cease to vest. All vested RSUs shall be paid in accordance with their terms.  The Option shall be treated as set forth in Section 2 above.  Any Equity Awards that are not vested as of the Expiration Date will be cancelled immediately; and

(iv)          Severance Conditioned Upon Release.  Payments and benefits described in Section 10(f)(ii) are conditioned upon your or your legal representative’s execution of a waiver and release in a form prepared by the Employer and promptly provided to you and that release becoming effective and irrevocable in its entirety within 60 days of the Termination Date.  Unless otherwise provided by the Employer, if the release referenced above does not become effective and irrevocable on or prior to the 60th day following the Termination Date, you shall not be entitled to any payments under this Section 10(f) other than the Basic Severance.

(g)           Breach of Post-termination Obligations or Subsequent Employment.

(i)            Breach of Post-termination Obligations. In the event that you breach any of your obligations under Section 8, the Employer’s obligation, if any, to make payments and provide benefits under Section 10 (other than payment of the Basic Severance) shall immediately and permanently cease and you shall not be entitled to any such payments or benefits.

(ii)           Subsequent Employment. Notwithstanding anything to the contrary contained herein, you shall receive any payments and benefits to which you may be entitled under Section 10 (other than payment of the Basic Severance) only for the time period that you do not obtain subsequent employment and/or provide services of any kind for compensation, whether as principal, owner, partner, agent, shareholder, director, employee, consultant, advisor or otherwise, to any person, company, venture or other person or business entity.  If, at any time, you obtain subsequent employment or provide services as set forth in the prior sentence, you must promptly notify the Company and payments and benefits to which you may be entitled under Section 10 (other than payment of the Basic Severance) shall cease as of the date you commenced such employment or provision of services.

11.          General Provisions

(a)           Entire Agreement.  This Agreement, and the Proprietary Information Agreement and the New Employee Letter and Certification (as defined in Section 11(d)), supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with the Activision Blizzard Group, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both the Employer and you.  To the extent that this Agreement conflicts with any of the Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

(b)           Use of Employee’s Name and Likeness.  You hereby irrevocably grant the Activision Blizzard Group the right, but not the obligation, to use your name or likeness in any product made by the Activision Blizzard Group or for any publicity or advertising purpose in any medium now known or hereafter existing.

(c)           Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by you without the prior written consent of the Employer.  The Employer may assign this Agreement or all or any part of its rights and obligations under this Agreement at any time and following such assignment all references to the Employer shall be deemed to refer to such assignee and the Employer shall thereafter have no obligation under this Agreement.

(d)           No Conflict with Prior Agreements.  You represent to the Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual or legal commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.  If you have acquired any confidential or proprietary information in the course of your prior employment or otherwise in connection with your provision of services to any entity outside the Activision Blizzard Group, during the Term you will fully comply with any duties to such entity then-applicable to you not to disclose or otherwise use such information.  Without limiting the generality of the foregoing, you acknowledge signing and delivering to the Employer the New Employee Letter and Certification attached as Exhibit B hereto (the “New Employee Letter and Certification”) as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein.

(e)           Successors.  This Agreement shall be binding on and inure to the benefit of the Employer and its successors and assigns, including successors by merger and operation of law.  This Agreement shall also be binding on and inure to the benefit of you and your heirs, executors, administrators and legal representatives.

(f)            Waiver.  No waiver by you or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(g)           Expiration.  This Agreement does not constitute a commitment of the Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein.  Upon the Expiration Date, or, if earlier, the termination of this Agreement pursuant to Section 9, neither the Employer nor you shall have any obligation to the other with respect to your continued employment.

(h)           Taxation.  The Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes or amounts as shall be required or permitted pursuant to any law, governmental regulation or ruling or agreement with you.

(i)            Immigration.  In accordance with the Immigration Reform and Control Act of 1986, employment under this Agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

(j)            Choice of Law.  Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California or whatever other state in which you were last employed by the Employer, without regard to conflict of law principles.

(k)           Arbitration.

(i)            Except as otherwise provided in this Agreement, any dispute or controversy between the Employer and you will be settled by final and binding arbitration by a single arbitrator to be held in the city in which you were last employed by the Employer, unless the Employer and you agree otherwise, in accordance with the JAMS rules for resolution of employment disputes then in effect, except as provided in this Section 11(k).  The arbitrator the parties select will have the authority to grant any party all remedies otherwise available by law, but will not have the power to grant any remedy that would not be available in a state or federal court in the jurisdiction in which the arbitration is being held.  Either party may seek court intervention in a dispute for interim equitable relief in a court of competent subject matter jurisdiction located within the city in which you were last employed by the Employer, but the resort to interim equitable relief will be pending and in aid of arbitration only, and in such cases the trial on the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.  The arbitrator will have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment) and has the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate claims, including but not limited to any claim that all or any part of this agreement is void or voidable.  This agreement to arbitrate applies to all claims that the Employer may have against you or that you may have against the Employer or the Employer’s current and former officers, directors, employees, representatives and agents, and/or all entities affiliated with the Employer, as well as the current and former officers, directors, employees, representatives and agents of those affiliates. This arbitration obligation shall not prohibit the Employer or you from filing a claim with an administrative agency, nor does it apply to claims for workers’ compensation or unemployment benefits, claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure, or claims which, by law, cannot be compelled to binding arbitration via private agreement.

(ii)           Notwithstanding anything to the contrary in the rules of JAMS, the arbitration shall provide (a) for written discovery and depositions as provided under the Federal Rules of Civil Procedure and (b) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which must be issued no later than thirty (30) days after a dispositive motion is heard or an arbitration hearing has completed.  The Employer will pay the fees and administrative costs charged by the arbitrator and JAMS; provided, however, that if you initiate the arbitration, you must initiate it by paying to JAMS an amount equal to the filing fee for the state court of general jurisdiction in the state in which you were last employed by the Employer.

(iii)          Either party will have the same amount of time to file any claim against any other party as it would have if the claim had been filed in state or federal court in the city in which you were last employed by the Employer.  In conducting the arbitration, the arbitrator shall follow the Federal Rules of Evidence (including but not limited to all applicable privileges).

(iv)          The arbitrator must be experienced in employment law.  He or she will be selected by the mutual agreement of the parties.  If the parties cannot agree on an arbitrator, the parties will alternately strike names from a list provided by JAMS until only one name remains.  If a JAMS arbitrator is not available to conduct an arbitration in the city in which you last worked for the Employer, then another similar arbitration service provider will be selected by the mutual agreement of the parties (and all references to JAMS in this Section 11(k) will be deemed to be references to that arbitration service provider).

(v)           The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration.  The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his/her or its reasonable attorneys’ fees, experts’ fees and costs, including the costs or fees charged by the arbitrator and JAMS, in addition to such other relief as may be granted, under the standards provided by law for awarding such fees and costs applicable to the claims asserted.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(vi)          You understand that your and the Employer’s agreement to arbitrate all disputes means that both you and the Employer are waiving your right to file a court action, except for requests for injunctive relief pending arbitration.  You also understand that both you and the Employer are giving up any right to a jury trial.

(l)            Severability.  It is expressly agreed by the parties that each of the provisions included in Section 8(f) is separate, distinct, and severable from the other and remaining provisions of Section 8(f), and that the invalidity or unenforceability of any Section 8(f) provision shall not affect the validity or enforceability of any other provision or provisions of this Agreement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws effective during the Term, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(m)          Services Unique.  You recognize that the services being performed by you under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this Agreement by you.

(n)           Injunctive Relief.  In the event of a breach of or threatened breach of the provisions of this Agreement regarding the exclusivity of your services and the provisions of Section 8, you agree that any remedy at law would be inadequate.  Accordingly, you agree that the Employer is entitled to obtain injunctive relief for such breaches or threatened breaches in any court of competent jurisdiction.  The injunctive relief provided for in Section 11(k)(i) and this Section 11(n) is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.  The parties agree to waive the requirement of posting a bond in connection with a court or arbitrator’s issuance of an injunction.

(o)           Remedies Cumulative.  The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(p)           Headings.  The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

(q)           Section 409A.  To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A.  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Notwithstanding anything contained herein to the contrary, to the extent any payment under this Agreement is subject to Section 409A, you shall not be considered to have terminated employment with the Employer for purposes of the Agreement and no payments shall be due to you under the Agreement which are payable upon your termination of employment unless you would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following your termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon your death, if earlier).  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to you pursuant to the Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A.  With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A; provided, however that with respect to any reimbursements for any taxes to which you become entitled under the terms of the Agreement, the payment of such reimbursements shall be made by the Employer no later than the end of the calendar year following the calendar year in which you remit the related taxes.

(r)            Section 280G and Section 162(m).  Notwithstanding anything herein to the contrary, in the event that you receive any payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to you were three times your “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount, less $1.00.  To the extent the aggregate of the amounts constituting the parachute payments are required to be so reduced, the amounts provided under Section 10 of this Agreement shall be reduced (if necessary, to zero) with amounts that are payable first reduced first; provided, however, that, in all events the payments provided under Section 10 of this Agreement which are not subject to Section 409A shall be reduced first.  Similarly, you agree that no payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, shall be made to you if the Employer reasonably anticipates that Section 162(m) of the Code would prevent the Employer from receiving a deduction for such payment.  If, however, any payment is not made pursuant to the previous sentence, the Employer shall make such payment as soon as practicable in the first calendar year that it reasonably determines that it can do so and still receive a deduction for such payment.  The determinations to be made with respect to this Section 11(r) shall be made by a certified public accounting firm designated by the Employer.

(s)           Survivability.  The provisions of Sections 8, 10(g), 11(b), 11(c), 11(e), 11(f), 11(h), 11(i), 11(k), 11(l), 11(m), 11(n), 11(o), 11(q), 11(r), this 11(s) and Section 12 (as well as the Proprietary Information Agreement and the New Employee Letter and Certification) shall survive the termination or expiration of this Agreement.

(t)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

(u)           Legal Counsel.  You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your own choosing regarding this Agreement.  You understand and agree that any attorney retained by the Employer, the Activision Blizzard Group or any member of management who has discussed any term or condition of this Agreement with you or your advisor is only acting on behalf of the Employer and not on your behalf.

(v)           Right to Negotiate.  You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement.  You acknowledge and confirm that you have read this Agreement and fully understand its terms and contents.  You further acknowledge that you were represented by an attorney during this process and all of the provisions herein have been fully explained to you.

(w)          No Broker.  You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by the Activision Blizzard Group in connection with your employment under this Agreement.

(x)            All Terms Material.  Your failure to comply with any of the terms of this Agreement shall constitute a material breach of this Agreement.

12.          Indemnification

The Employer agrees that it shall indemnify and hold you harmless to the fullest extent permitted by Delaware law from and against any and all third-party liabilities, costs and claims, and all expenses actually and reasonably incurred by you in connection therewith by reason of the fact that you are or were employed by the Activision Blizzard Group, including, without limitation, all costs and expenses actually and reasonably incurred by you in defense of litigation arising out of your employment hereunder.

13.          Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Employer:	Activision Publishing, Inc.
3100 Ocean Park Boulevard
Santa Monica, California 90405
Attention: Chief Legal Officer

To You:	Eric Hirshberg
c/o Gary Stiffelman
Ziffren Brittenham LLP
1801 Century Park West
LA, CA 90067

Either party may by written notice designate a different address for giving of notices.  The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

ACCEPTED AND AGREED TO:

Employer		Employee

ACTIVISION PUBLISHING, INC.

By:	/s/ Robert A. Kotick	/s/ Eric Hirshberg
	ROBERT A. KOTICK	ERIC HIRSHBERG
Chief Executive Officer

Date:	July 6, 2010	Date:	July 6, 2010

Exhibit A

Proprietary Information Agreement

Exhibit B

New Employee Letter and Certification